Exhibit 10.1

 Engagement Agreement
for Consulting Services

This Engagement Agreement dated August 2, 2012, 2012 is between Integrated Freight Corporation ("IFCR" or “Company”) 6371 Business Boulevard, Suite 200, Sarasota, FL 34240, and Fuselier Consulting LLC, or assigns, with its principal offices at One De Wolf Road, Old Tappan, NJ  07675 ("Consultant").

Company and Consultant agree as follows:

1.	Scope of Services:

(a)	IFCR shall engage Consultant to assist with the strategic management of the Company (the “Services”), including support for its current operations and its future growth.

(b)
Consultant shall, in connection with this Agreement, conduct its due diligence with respect to the financial condition of IFCR and shall, together with Company’s management, prepare current and pro forma financial forecast and a detailed strategic growth plan. Consultant’s information material shall include the development of an Executive Summary and a Strategic Growth Plan.

(c)
Consultant shall, at the request of Company, be reasonably available for  meetings, conference calls, acquisition reviews and due diligence, negotiations with lenders and prospective investors.  Consultant shall be available to respond to inquiries and review marketing information, financing material or any other aspect of the Company’s capitalization with prospective investors, parties or partners.

(d)
Consultant shall perform on a periodic basis the following functions, but nothing herein shall be interpreted as an appointment of Consultant or its independent contractors or employees as directors of IFCR unless otherwise specifically agreed, nor shall Consultant have such involvement in the management of IFCR as to bring Consultant within the definition of “control person” under the federal securities laws, unless otherwise explicitly agreed to in writing:

a.
Review of the Organization and Structure of the Company – a quarterly review and description of the corporate structure of the Company and its affiliates including any diagrams or charts including a list of the officers and directors of the Company and a brief description of their duties.

b.
Assets and Operations of the Company - Prior to the end of each quarter period, Consultant will review the Company’s financial position, and, together with the Company’s auditors, assist in gathering information for the Company’s financial statements with notes, and the latest interim financial statements since the end of the last fiscal year and product sales and cost of sales analysis as requested by the Company.

c.
Intellectual Property -   Consultant will work with Company to prepare a list of all patents, trademarks, trade names, trade secrets, service marks and copyrights owned or used by the Company, all applications therefor and copies thereof, search reports related thereto and information about any liens or other restrictions and agreements on or related thereto (quarterly) as requested by the Company from time to time.

d.
Reports - Consultant will assist Company with the preparation of descriptions or reports of the Company as requested by the Company, including any brochures used in soliciting business or advertising.  Consultant will assist with the preparation of overviews of market reports, analyses, articles, studies, appendices or other reports that may be needed and requested by the Company from time to time.

e.
Environmental Matters – Consultant will assist with compilation of information about environmental matters relating to audits and site assessments, complaints, lawsuits, or claims that are readily known to the Company as requested by the Company. Consultant will assist Company with the review and compilation of any written analyses conducted by the Company or an outside consultant relating to future environmental activities (i.e., upgrades to control equipment, improvements in waste disposal practices, materials substitution) for which expenditure of funds greater than $10,000 is either certain or reasonably anticipated within the next five years and an estimate of the costs associated with such activities as requested by the Company.

f.
Employment Practices - Consultant will assist Company with review of and preparation of employment contracts, consulting agreements, severance agreements, independent contractor agreements, non-disclosure agreements and non-compete agreements relating to any employees of the Company as requested by the Company.

2.
Engagement Fee:  During the term of this Agreement, IFCR shall pay Consultant an Engagement Fee as set forth in Exhibit A which will be earned as described in such Exhibit. Such payments represent fees relating to assisting in the operation of the Company, gathering of due diligence, preparation of marketing information and financing materials, introduction to parties, preliminary transaction discussions and other related activities.

Payment of Fees to Consultant.  The Company agrees that all fees due to Consultant will be paid as set forth in Exhibit A or within 15 days following receipt of Consultant’s invoice for Services for the month, or other relevant time period, in which the Services were performed and compensation earned.

3.	Expenses: Company shall reimburse Consultant for its approved out-of-pocket expenses (“Reimbursable Expenses”) and Consultant will provide appropriate documentation of these expenses.

4.	Intentionally left blank.

6.
Term: The term of this Agreement shall commence on July 3, 2012 and shall remain in effect for a period of three years, with one (1) automatic 180 day extension, provided that neither party has provided written notice to the contrary 90 days prior to the expiration of the agreement.  All rights and obligations hereunder shall be terminated upon the expiration of the initial term of this Agreement, provided that (a) termination of this Agreement shall not affect the provisions of paragraphs 2 and 3 in respect of payment of fees and (b) all parties hereto shall continue to be bound by the terms of the confidentiality and exclusivity provisions of this Agreement even after the expiration of the term of this Agreement.

7.
Confidentiality: Each of the parties hereto (the “Recipient Party”) will from time to time receive certain trade secrets and confidential information ("Confidential Information") from each other and unaffiliated third parties (including prospective investor(s)) and their respective representatives, employees and agents (the "Disclosing Party").  The Recipient Party agrees not to use (except in connection with the performance of its duties hereunder) or disclose at any time (except to the Recipient Party's employees and agents who require the same for the purposes hereof and who are bound to the Recipient Party by like obligations as to confidentiality and use restrictions as contained in this Agreement) Confidential Information provided to it by the Disclosing Party or its agents and advisors.  Confidential Information shall include, without limitation, computer models and databases, lists of contacts and any other information identified in advance by the Disclosing Party as confidential. Confidential Information shall not include any information that (i) was in the public domain prior to disclosure, or (ii) is independently developed, or (iii) is received from a third party with no breach of a duty owed hereunder; or (iv) any information which is disclosed in the Company’s periodic Securities and Exchange Commission reports..  The Recipient Party agrees not to disclose or to use in a competitive manner Confidential Information for a period of the greater of two years following the termination of this Agreement or the term of any confidentiality agreement governing such Confidential Information.

8.
Entire Agreement: This represents the entire agreement between IFCR and Consultant with respect to the subject matter hereof, superseding all previous oral or written communications, representations, understandings or agreements relating to this subject.  This Agreement may be modified only by a duly authorized party and executed in writing signed by the parties hereto.

9.
Notices:  Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one (1) business day after sending when sent by a commercial express delivery service (such as Federal Express or USPS Express Mail) providing a delivery confirmation, or (iii) 5 business days after depositing with the post office a notice sent by certified mail, return receipt requested, to the addresses noted in the preamble to this contract or any updated address provided by either party for notices.

10.
Independent Contractor and Withholding: At all times, the Consultant will be an independent contractor, and as such, will not have the authority to bind Company.  Consultant will not act as an agent nor shall Consultant be deemed to be an employee of Company for the purposes of any employee benefits, or otherwise.  Consultant recognizes that no amount will be withheld from its compensation for payment of any federal, state or local taxes and that Consultant therefore has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and taxes, if any. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.   Consultant shall not enter into any agreements or incur any obligations on behalf of Company except as presented and approved by Company’s Board.

11.
Assignment: This Agreement may be assigned by Consultant to an entity that is  substantially owned or managed by Consultant or its principal. The shares issuable pertaining to the agreement may be assigned by Consultant at any time to any party subject to compliance with applicable Federal and State securities laws.  Company may assign any rights and liabilities under this Agreement to  an affiliate or to a successor to all or a substantial part of its business and assets  but solely with the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

12.
Severability: If any court or arbitrator shall determine that any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

13.
Governing Law: This agreement shall be governed by and interpreted in accordance with the laws of the State of Florida applicable to agreements made and services to be performed within such jurisdiction

14.
Arbitration: Any dispute or disagreement which may arise among the parties hereto in connection with either the interpretation or the performance or nonperformance hereof, shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association or such other arbitration services as may be agreed upon by the parties. The place of arbitration shall be Florida.  The prevailing party shall be entitled to its reasonable attorneys fees.

15.	Counterparts: More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

16.
Authority to Act. The Company hereby represents and warrants that this Agreement has been approved by resolution of the Company's Board of Directors, and the President of the Company has been authorized to execute this Agreement on behalf of the Company.

17.
Indemnification. Company will indemnify and hold Consultant and its employees, contractors, attorneys and agents harmless from any and all claims arising from its activities as financial consultant to Company, except in the event the actions or inactions of the Consultant are deemed to involve gross negligence.  Such indemnification shall include, but not be limited to, Consultant's attorneys’ fees.

18.
Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.  No party may raise the use of a facsimile machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of August 2, 2012.

AGREED AND ACCEPTED,

Integrated Freight Corporation

Signature:	/s/ Henry P. Hoffman

Name:	Henry P. Hoffman

Title:	President

AGREED AND ACCEPTED,

Fuselier Consulting LLC

Signature:	/s/ David N. Fuselier

Name:	David N. Fuselier

EXHIBIT A
Between Company and Consultant
Dated August 2, 2012

Issuance and delivery of shares:

At signing                      10,000,000 shares
The Consultant performed its required due diligence on the Company prior to execution of the contract and these shares will be issued and delivered to Consultant as of the effective date of this Agreement for its review and research on the Company as client.  These shares were earned as of the date of the signing.

At 9/1/2012                    2,500,000 shares
During the period September 1, 2012 through November 30, 2012 the Consultant shall perform the following services for the Company:   intensive review of all contracts relating to the Company’s operations including its filings with state and federal authorities, detailed review of the Company’s organizational structure, capital structure and shareholder communications.  Consultant shall provide a review of its findings to management and provided a summary of action items relating to these activities to the Company.

At 12/1/2012                  2,500,000 shares
During the period December 1, 2012 through February 28, 2013 the Consultant shall perform the following services for the Company:   in conjunction with broker dealers, equity sources, and management review, proxies, transfer agent agreements, registration agreements and other agreements regarding the ownership of Company.  Review class and number of securities held and provide tactical and strategic consultancy on structures beneficial to the Company.  Consultant will provide a review of its findings to management and provided a summary of action items relating to these activities to the Company.  One-third of these shares shall be deemed fully earned and paid to Consultant at the end of each month subsequent to December 1, 2012.

At   March 1, 2013         2,500,000 shares
During the period March 1, 2013 through May 30, 2013 the Consultant shall perform the following services for the Company:    in conjunction with management, conclude interim CFO search, present VP of Business Development selection and review candidates for corporate and securities counsel.  Continue search for acquisition targets and strategic alliances and debt and equity sources.   Refine the strategic plan of the Company to mirror its product and service offerings.  Begin information gathering for auditors and counsel relating to fiscal year end Board meeting and fiscal year audit.  One-third of these shares shall be deemed fully earned and paid to Consultant at the end of each month subsequent to March 1, 2013.

Consultant shall provide a review of its findings to management and provide a summary of action items relating to these activities to the Company.

End of each Quarter       starting 6/1/2013  2,500,000 shares
During the quarterly periods following June 1, 2013, the Consultant will be assigned specified assignments by the CEO of Company within fifteen days before the beginning of each quarterly period.  Such assignments will be provided in writing, and the timing and execution of the assignments will be confirmed by Consultant prior to the beginning of each quarter.  Consultant will provide a review of its assignments to management and a summary of actions items relating to these activities in a format satisfactory to Company.  In the absence of specific assignments from the CEO, the Consultant will continue the assignments previously provided by the CEO.  One-third of these shares shall be deemed fully earned and paid for by Consultant at the end of each month beginning June 1, 2013.

Consultant will provide and pay the compensation for the following personnel during the term of the engagement:

Board Member  -  responsible for participating, together with the Company’s Chairman, in the tooling of the Company’s strategic plan to ensure the Company’s corporation policy is aligned with the Board’s approved motions.  To provide external insight into the Company’s internal processes and to act as a sounding board for the Company’s CEO.  This Board Member will be required to attend a majority of Board meetings as requested.

Vice President-Finance – responsible for maintaining, administering and developing corporate strategy relating to the Company’s shareholder base, creditors and capital formation.  In addition, the Vice President-Finance will facilitate internal controls relating to the Company’s merger and acquisition process and overall corporate profitability improvements.

Personnel to be provided as negotiated.   The Company and the Consultant may agree to revise the services provided herein.

EXHIBIT B
Relationship of Operating Companies to Company and Consultant
Dated August 2, 2012

Full Decision-Making and Operational Control. Until such time as the personal guarantees of Mark Morris and Monte Smith have been released, Company agrees that Morris and Smith shall retain full and complete control of their respective subsidiary operating decisions, including the normal course direction of funds and personnel. This does not in any way remove the obligation of Morris and Smith to fully cooperate in joint corporate decisions on such matters related to pooling of financial interests such as fuel, insurance, employee benefits, and other matters where economies of scale can be reasonably expected and demonstrated.

Elimination of Personal Guarantees. Company shall endeavor, on a best efforts basis, to remove the personal guarantees of Smith and Morris as soon as possible. Company also acknowledges that removal of the personal guarantees of Smith and Morris is critical and a key component of the inducement to enter into this Agreement.

IFCR Obligations. Company shall endeavor to, on a best efforts basis, pay or settle certain obligations that are currently secured by Morris and/or Morris Transportation. Moreover, Company shall not enter into any additional debt in the name of Morris Transportation or Smith Systems or secured by assets of Morris Transportation or Smith Systems until the personal guaranty of Morris and Smith is removed.
Conversion of Debt. The parties acknowledge that Mark Morris and Monte Smith have loaned to their separate entities $217,000.00 and $250,000.00, respectively. $17,000 of the Morris loan will be repaid in cash from operations.  These debts shall be fully documented and Company, Morris and Smith agree that such loans are convertible into Preferred Shares of the Company, once such shares are authorized. The conversion price of the Preferred Shares shall be at $.005 per share and shall include a 4.99% conversion blocker such that the preferred shareholder shall at all times remain below 4.99% of the Company’s outstanding stock.  Note:  Need to specifically define the terms of the Preferred Shares, state when authorization for the Preferred Shares will be submitted to the shareholders of Company for approval, guaranty that Fuselier, Hoffman and other critical shareholders will vote for issuance of the Preferred Shares.  Process of creating the preferred share class will commence within ten days of this agreement date.

Additional Stock Distributions. Company agrees that it will create an executive stock incentive plan and that Morris and Smith will be eligible to participate in such plan so long as they remain employed by the company.  Note:  Smith and Morris are granted the right to participate in the executive stock incentive plan to be written by the Compensation Committee.

Sale of Stock. Company shall cooperate with Morris and Smith in the sale of personally owned shares to include prompt removal of legends, S-8 sales, and other provisions to permit liquidity consistent with SEC rules, regulations, and limitations on stock sales.

Corporate Overhead Charges. There shall be no corporate overhead charges assessed to Smith Systems Transportation or Morris Transportation until all personal guarantees of Smith and Morris have been eliminated, unless agreed by Smith and Morris.

Board Resignations. Smith and Morris agree to resign from their position as members of the IFCR Board of Directors effective August 1, 2012.